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                                                                     EXHIBIT 4.6


                                AMENDMENT TO THE
                          CHICAGO PIZZA & BREWERY, INC.
                             1996 STOCK OPTION PLAN

                  The Chicago Pizza & Brewery, Inc. 1996 Stock Option Plan (the "Plan") is hereby amended, pursuant to the right to amend reserved in Section 8 of the Plan, as follows:

                  1. Section 6 is amended in its entirety, effective as of July 21, 1999 (subject to approval by the Company's stockholders), to read as follows:

                           6. SHARES SUBJECT TO OPTIONS. The stock available for grant of Options under the Plan shall be shares of the Company's authorized but unissued, or reacquired, Common Stock. The aggregate number of shares which may be issued pursuant to exercise of Options granted under the Plan, as amended, shall not exceed 1,200,000 shares of Common Stock (subject to adjustment as provided in Section 7.13), including shares previously issued under the Plan. The maximum number of shares for which an Option may be granted to any Optionee during any calendar year shall not exceed 500,000 shares. In the event that any outstanding Option under the Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of the Option shall again be available for Options under the Plan as if no Option had been granted with respect to such shares.

                  2. Section 10 is amended in its entirety, effective as of July 21, 1999 (subject to approval by the Company's stockholders), to read as follows:

                           10. EFFECTIVE DATE AND TERM OF PLAN. This amended Plan shall become effective (the "Effective Date") on June 21, 1999. No options granted under the Plan will be effective unless the Plan amendments are approved by shareholders of the Company within 12 months of the date of adoption. Unless sooner terminated by the Board in its sole discretion, the Plan will expire on May 31, 2009.

                  3. Except as amended above, the Plan shall continue in full force and effect, without any changes.

                  IN WITNESS WHEREOF, Chicago Pizza & Brewery, Inc. has caused this Plan amendment to be executed as of June 21, 1999 by its duly authorized officer.


                              CHICAGO PIZZA & BREWERY, INC.


                              By
                                -------------------------------------------
                                  Paul Motenko, Co-Chief Executive Officer